Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

TAX MATTERS AGREEMENT

between

Comcast Corporation,

on behalf of itself and the members of the Comcast Group

and

Versant Media Group, Inc,

on behalf of itself and the members of the Versant Group

Dated as of [ ]

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [ ] between Comcast Corporation (“Comcast”), a Pennsylvania corporation, on behalf of itself and the members of the Comcast Group, and Versant Media Group, Inc (“Versant”), a Pennsylvania corporation, on behalf of itself and the members of the SpinCo Group (each, a “Party” and together, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Comcast has determined that it is in the best interests of Comcast and its shareholders to separate the SpinCo Business from the Comcast Business;

WHEREAS, Comcast and Versant have entered into a Separation and Distribution Agreement, dated [ ] (the “Separation Agreement”), pursuant to which the Restructuring, the Contribution, the Distribution and other related transactions will be consummated;

WHEREAS, the Restructuring, the Contribution, the Distribution and the Comcast Cash Distribution (together, the “Spin-Off Transactions”), are intended to qualify for the Intended Tax Treatment; and

WHEREAS, Comcast and Versant desire to set forth their agreement on the rights and obligations of Comcast, Versant and the members of the Comcast Group and the Versant Group respectively, with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, (b) Taxes resulting from the Spin-Off Transactions and transactions effected in connection with the Spin-Off Transactions and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Definitions and Interpretation.

(a) Definitions. As used in this Agreement:

“Active Trade or Business” means each of the distinct businesses included within the SpinCo Business that are listed on Schedule A, the active conduct (as defined in Section 355(b)(2) of the Code, and taking into account Section 355(b)(3) of the Code and the Treasury Regulations thereunder) of which the Versant Group was engaged in immediately prior to the Distribution.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) has the meaning of “Applicable Law” set forth in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986.

“Combined Group” means any group consisting of at least two members that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Comcast Group and at least one member of the Versant Group.

“Combined Tax Return” means a Tax Return of a member of the Combined Group that is neither a Comcast Separate Tax Return nor a Versant Separate Tax Return.

“Comcast Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units, performance share units or other rights with respect to Comcast stock that are granted on or prior to the Distribution Date by any member of the Comcast Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Comcast Separate Tax Return” means any Tax Return of or including any member of the Comcast Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the Versant Group (it being understood and agreed that the claiming of group relief with or in respect of any member of the Versant Group or similar sharing or surrendering of Tax losses or other attributes with, to or by any member of the Versant Group shall not cause a Tax Return to fail to be a Comcast Separate Return). For the avoidance of doubt, each Tax Return in respect of Income Taxes filed by or on behalf of NBCUniversal LLC is a Comcast Separate Tax Return.

“Company” means Comcast or Versant (or the appropriate member of each of their respective Groups), as appropriate.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” means (i) with respect to U.S. federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Comcast Group or any member of the Versant Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Income Tax” means (i) any Tax that is, in whole or in part, based on or measured by profits, net income or gains, or gross receipts and (ii) any business franchise or similar Tax imposed in lieu of a tax described in the preceding clause (i).“Indemnified Party” means (i) the relevant member of the Comcast Group in the event any member of the Comcast Group is entitled to indemnity under Section 11(a) and (ii) the relevant member of the Versant Group in the event any member of the Versant Group is entitled to indemnity under Section 11(b).

“Intended Tax Treatment” means the qualification of (i) the Contribution and the Distribution, taken together, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and each of Comcast and Versant as a “party to reorganization” within the meaning of Section 368(b) of the Code, (ii) the Contribution as a tax-free transaction under Sections 361(a) and 361(b) of the Distribution as a tax-free transaction under Sections 355(a) and 361(c) of the Code, (iii) the Comcast Cash Distribution as money distributed to Comcast’s creditors in connection with the reorganization described in clause (i) for purposes of Section 361(b) of the Code, (iv) certain steps or transactions that are a part of the Restructuring, described on Schedule B, as set forth therein, and (v) such treatment as described in each of clauses (i)-(iv) under the corresponding provisions of state law.

“IRS” means the Internal Revenue Service.

“Other Taxes” means any Tax imposed by any Taxing Authority that is neither an Income Tax nor a Transfer Tax.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Post-Distribution Period” means any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Pre-Distribution Versant Separate Tax Return” means any Versant Separate Tax Return that relates in whole or part to a Pre-Distribution Period, including any Versant Separate Tax Return with respect to a taxable period that includes but does not end on the Distribution Date.

“Relevant Group” means, with respect to the issuance, exercise, vesting, or settlement of Comcast Compensatory Equity Interests or Versant Compensatory Equity Interests held by a Person, (i) in the case of an active officer or employee, the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (ii) in the case of a former officer or employee, the Group that was the last to employ such Person; and (iii) in the case of an independent contractor, a director or former independent contractor or former director (who is not an officer or employee or former officer or employee of a member of either Group), the Group that is the service recipient with respect to such independent contractor, director or former independent contractor or former director with respect to such Comcast Compensatory Equity Interests or Versant Compensatory Equity Interests (or, in the case of Versant Compensatory Equity Interests that are issued in exchange for or in respect of Comcast Compensatory Equity Interests, with respect to such Comcast Compensatory Equity Interests).

“Separation Taxes” means any Taxes incurred solely as a result of the failure of the Intended Tax Treatment with respect to the Spin-Off Transactions (or any step or transaction that is a part thereof).

“Specified Event” means (i) any failure of the Intended Tax Treatment with respect to the Spin-Off Transactions (or any step or transaction that is a part thereof) or (ii) any other event, in each case, that results in (x) a liability for Taxes with respect to a Pre-Distribution Period imposed on any member of the Comcast Group and (y) a Tax Attribute with respect to any member of the Versant Group.

“Specified Taxes” has the meaning set forth in Schedule C.

“Tax” or “Taxes” (and the correlative meaning, “Taxing” and “Taxable”) means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, unclaimed property, escheat, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Comcast Group or the Versant Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Advisor” means Davis Polk & Wardwell LLP.

“Tax Attribute” means net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Opinion” shall mean the legal opinion or legal opinions delivered to Comcast by the Tax Advisor with respect to certain U.S. federal income tax consequences of the Spin-Off Transactions.

“Tax Proceeding” means any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax Refund” means any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Tax-Related Losses” means, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Comcast Group or any member of the Versant Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority.

“Tax Representation Letters” means the representations provided by Versant and Comcast to the Tax Advisor in connection with the rendering by the Tax Advisor of the Tax Opinion.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all U.S. federal, state, local or non-U.S. sales, use, privilege, value added, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Comcast Group or any member of the Versant Group in connection with the Restructuring the Contribution, or the Distribution.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable period.

“Versant Carried Item” shall mean any Tax Attribute of the Versant Group that may or must be carried from one Taxable period to another prior Taxable period under the Code or other Applicable Tax Law.

“Versant Compensatory Equity Interests” means any options, stock appreciation rights, restricted stock, stock units, performance share units or other rights with respect to the capital stock of Versant that are granted substantially concurrent with, or following, the Distribution Time by any member of the Versant Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Versant Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Versant Group after the Distribution Time (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution Time involving the capital stock of Versant or any assets of any member of the Versant Group or (c) any breach by any member of the Versant Group after the Distribution Time of any representation, warranty or covenant made by it in this Agreement, that, in each case, could reasonably be expected to affect the Intended Tax Treatment; provided, however, that the term “Versant Disqualifying Action” shall not include any action entered into pursuant to any Distribution Document (other than this Agreement) or that is undertaken pursuant to the Restructuring, the Contribution, or the Distribution.

“Versant Group” has the meaning ascribed to the term “SpinCo Group” in the Separation Agreement; provided, that, for purposes of this Agreement, (i) any reference in this Agreement to a member of the Versant Group shall include a reference to any successor thereto and (ii) the Versant Group shall include any Person that becomes a Subsidiary of Versant after the Distribution Time.

“Versant Separate Tax Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) of or including any member of the Versant Group, which Tax Return does not include any member of the Comcast Group (it being agreed and understood that the claiming of group relief with or in respect of any member of the Comcast Group or similar sharing or surrendering of Tax losses or other attributes with, to, or by any member of the Comcast Group shall not cause a Tax Return to fail to be a Versant Separate Return).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Comcast	Preamble
Compensation Liability	7(b)
Compensation Tax Benefit	7(b)
Due Date	12(a)
Past Practices	4(e)(i)
Proposed Acquisition Transaction	9(b)(iv)(E)
PTI	5(b)
Section 336(e) Election	10(a)
Section 9(b)(iv)(F) Acquisition Transaction	9(b)(iv)(F)
Separation Agreement	Recitals
Tax Arbiter	23
Tax Materials	9(a)
Tax Refund Recipient	8(c)

(c) All capitalized terms used but not defined herein shall have meanings set forth in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

(d) Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(i) words used in the singular include the plural and words used in the plural include the singular;

(ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii) except as otherwise clearly indicated, reference to any gender includes the other gender;

(iv) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

(x) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement;

(xi) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States; and

(xii) any capitalized term used in an Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Comcast Group, on the one hand, and any member of the Versant Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the Versant Group or the Comcast Group shall have any further rights or liabilities thereunder, and this Agreement and the Distribution Documents (to the extent such Distribution Documents reflect an agreement between the parties as to Tax sharing) shall be the sole Tax sharing agreements between the members of the Versant Group, on the one hand, and the members of the Comcast Group, on the other hand.

Section 3. Allocation of Taxes.

(a) General Allocation Principles. Except as provided in Section 3(c) or Section 11, all Taxes shall be allocated as follows:

(i) Allocation of Income Taxes Reported on Combined Tax Returns. Except as provided in Section 3(b), Comcast shall be allocated all Income Taxes reported, or required to be reported, on any Combined Tax Return filed or required to be filed under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to (A) any member of the Versant Group or (B) the SpinCo Business, in each case, in respect of any Post-Distribution Period, Versant shall be allocated all Income Taxes attributable to such Tax Items as determined by Comcast in its reasonable discretion.

(ii) Allocation of Income Taxes Reported on Separate Tax Returns.

(A) Comcast shall be allocated all Income Taxes reported, required to be reported, or in respect of Tax Items reported or required to be reported on a Comcast Separate Tax Return.

(B) Versant shall be allocated all Income Taxes reported, required to be reported, or in respect of Tax Items reported or required to be reported on a Versant Separate Tax Return; provided, however, that subject to Section 3(a)(i), to the extent that any Tax Items reported, or required to be reported, on a partnership Tax Return that is a Versant Separate Tax Return are also reported or required to be reported on a Combined Tax Return or a Comcast Separate Tax Return, Comcast shall be allocated Income Taxes attributable to such Tax Items.

(iii) Allocation of Other Taxes.

(A) Comcast shall be allocated all Other Taxes, reported or required to be reported on any Tax Return, that are attributable to the Comcast Business or Comcast Assets.

(B) Versant shall be allocated all Other Taxes, reported or required to be reported on any Tax Return, that are attributable to the SpinCo Business or SpinCo Assets (including, but not limited to, Other Taxes set forth on Schedule D).

(iv) Taxes Not Reported on Tax Returns.

(A) Comcast shall be allocated any Tax attributable to the Comcast Business or Comcast Assets that is not required to be reported on a Tax Return.

(B) Versant shall be allocated any Tax attributable to the SpinCo Business or SpinCo Assets that is not required to be reported on a Tax Return.

(b) Allocation Conventions. Except as otherwise set forth in Section 3(c):

(i) Taxes allocated pursuant to Section 3(a) shall be allocated by (i) ratably allocating the Tax Items (other than extraordinary items) for the month which includes the Distribution Date and (ii) allocating each extraordinary item to a Pre-Distribution Period or a Post-Distribution Period as appropriate based on the day it is taken into account, treating any transactions engaged in outside the ordinary course of business on the Distribution Date after the Distribution Time (not including any action that is undertaken pursuant to the Restructuring, the Contribution, or the Distribution) as occurring at the beginning of the day following the Distribution Date; provided that Taxes not based upon or measured by net or gross income or specific events shall be apportioned between the Pre- and Post-Distribution Periods on a pro rata basis in accordance with the number of days in the relevant Taxable period.

(ii) The allocations of Taxes described in Section 3(a)(iii) and Section 3(a)(iv) shall be made in accordance with the past practices of Comcast and its Subsidiaries or, if not addressed by such past practices, as determined by Comcast in its reasonable discretion.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Separation Taxes. SpinCo shall be allocated any Separation Taxes and Tax-Related Losses resulting from or attributable to a SpinCo Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied).

(ii) Transfer Taxes. Transfer Taxes shall be allocated 100% to Versant; provided, to the extent that any such Transfer Tax is recoverable, Comcast or Versant, as applicable, shall use commercially reasonable efforts to recover such Transfer Tax from the relevant Taxing Authority.

(iii) Taxes Relating to Comcast Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Comcast Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iv) Taxes Covered by Distribution Documents. Subject to the preceding clauses of this Section 3 and Section 11, any liability or other matter relating to Taxes that is specifically addressed in any Distribution Document shall be allocated or governed as provided in such Distribution Document.

(v) Specified Taxes. Specified Taxes shall be allocated in the manner set forth in Schedule C.

Section 4. Preparation and Filing of Tax Returns.

(a) Comcast Prepared Returns. Comcast shall prepare and file, or cause to be prepared and filed, (i) Combined Tax Returns for which a member of a Combined Group is required or, as provided in Section 4(e)(iii), elects to file and (ii) Comcast Separate Tax Returns. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Comcast in connection with the filing of such Combined Tax Returns. If a member of the Versant Group is responsible for the filing of a Combined Tax Return under Applicable Tax Law, (i) Comcast shall deliver such prepared Combined Tax Return to Versant reasonably in advance of the applicable filing deadline and (ii) Versant shall, or shall cause the applicable member of the Versant Group to, file such Combined Tax Return in the form delivered by Comcast.

(b) Versant Prepared Returns. Versant shall prepare and file, or cause to be prepared and filed, all Versant Separate Tax Returns. Versant shall submit to Comcast a copy of each Pre-Distribution Versant Separate Tax Return no later than 30 days prior to the date such Tax Return is required to be filed, and Versant shall reflect any reasonable comments on such Tax Returns with respect to a Pre-Distribution Period provided by Comcast no later than 10 days prior to the date such Tax Return is required to be filed. Versant shall not file or cause to be filed any Pre-Distribution Versant Separate Tax Returns without the consent of Comcast, which consent shall not be unreasonably withheld or delayed. The Parties shall work together to resolve any issues arising out of the review of such Tax Returns pursuant to Section 23.

(c) Provision of Information; Timing. Versant shall maintain all necessary information for Comcast (or any of its Affiliates) to file any Tax Return that Comcast is required or permitted to file under this Section 4, and shall provide to Comcast all such necessary information in accordance with the Comcast Group’s past practice. Comcast shall maintain all necessary information for Versant (or any of its Affiliates) to file any Tax Return that Versant is required or permitted to file under this Section 4, and shall provide Versant with all such necessary information in accordance with the Comcast Group’s past practice, if any. Without limiting the foregoing, the party that files, or causes to be filed, any Tax Return shall maintain contemporaneous transfer pricing documentation, in compliance with all applicable laws, with respect to such Tax Returns.

(d) Review of Certain Tax Returns.

(i) Combined Tax Returns with Versant Tax Liability. Comcast shall submit to Versant a draft of the portions of any Combined Tax Returns that relate solely to any member of the Versant Group and that reflect a Tax liability allocated to Versant pursuant to Section 3(a)(i). Comcast shall use commercially reasonable efforts to (x) make such portions of a Tax Return available for review as required under this paragraph no later than 30 days prior to the due date for filing such Tax Return and (y) have such Tax Return modified to reflect any reasonable comments provided by Versant no later than 10 days prior to the due date for filing, taking into account the party responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the Tax liability allocable to the requesting party with respect to such Tax Return.

(ii) Tax Returns for Other Taxes. The party responsible for the preparation of any Tax Return relating to Other Taxes shall, if such Tax Return reflects a Tax liability allocated to the other party pursuant to Section 3(a)(iii), submit to such other party a draft of such Tax Return. Such preparing party shall use commercially reasonable efforts to (x) make such portions of a Tax Return available for review as required under this paragraph no later than 30 days (or as soon as practicable thereafter, provided that the non-preparing party is given a reasonable opportunity to review such Tax Return) prior to the due date for filing such Tax Return and (y) have such Tax Return modified to reflect any reasonable comments provided by such other party no later than 10 days prior to the due date for filing, taking into account the party responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the Tax liability allocable to the requesting party with respect to such Tax Return.

(e) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 4(e), Versant shall prepare (or cause to be prepared) any Tax Return, with respect to Taxable periods (or portions thereof) ending prior to or on the Distribution Date, for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the members of the Comcast Group prior to the Distribution Date with respect to such Tax Return to the extent permitted by Applicable Law, and to the extent any items, methods or positions are not covered by Past Practices, as directed by Comcast in its reasonable discretion to the extent permitted by Applicable Law.

(ii) Consistency with Intended Tax Treatment. All Tax Returns that include any member of the Comcast Group or any member of the Versant Group shall be prepared in a manner that is consistent with the Intended Tax Treatment.

(iii) Election to File Combined Tax Returns. Comcast shall have the sole discretion to file any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Comcast in connection with the filing of such Combined Tax Returns.

(iv) Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, Comcast and Versant shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join the execution of, any such Tax Returns.

(f) Payment of Taxes. Comcast shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Comcast Group is responsible for filing under this Section 4, and Versant shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Versant Group is responsible for filing under Section 4. If any member of the Comcast Group is required to make a payment to a Taxing Authority for Taxes allocated to Versant under Section 3, Versant shall pay the amount of such Taxes to Comcast in accordance with Section 11 and Section 12. If any member of the Versant Group is required to make a payment to a Taxing Authority for Taxes allocated to Comcast under Section 3, Comcast shall pay the amount of such Taxes to Versant in accordance with Section 11 and Section 12.

Section 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) General Rule. Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Comcast Group and the members of the Versant Group in accordance with Comcast’s historical practice (including historical methodologies for making corporate allocations), if any, the Code, Treasury Regulations, and any Applicable Law, as determined by Comcast in its sole discretion.

(b) Notice to Versant. Upon the reasonable request of Versant in writing, Comcast shall in good faith, based on information reasonably available to it, advise Versant in writing of Comcast’s estimate of the portion, if any, of any earnings and profits, previously taxed earnings and profits (within the meaning of Section 959 of the Code (“PTI”)), Tax Attributes, tax basis, overall foreign loss or other consolidated, combined or unitary attribute which Comcast determines is expected to be allocated or apportioned to the members of the Versant Group under Applicable Tax Law. In the event of any adjustments to the previously delivered estimates of the portion of earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute determined by Comcast, Comcast shall promptly advise Versant in writing of such adjustment. Versant shall reimburse Comcast for all reasonable Third Party costs and expenses actually incurred by the Comcast Group in connection with providing such estimation requested by Versant within forty-five (45) days after receiving an invoice from Comcast therefor. For the avoidance of doubt, Comcast shall not be liable to any member of the Versant Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Tax Law, provided such determination was made in good faith. All members of the Versant Group shall prepare all Tax Returns in accordance with the written notices provided by Comcast to Versant pursuant to this Section 5(b).

(c) Adjustments. Except as otherwise provided herein, to the extent that the amount of any earnings and profits, PTI, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute allocated to members of the Comcast Group or the Versant Group pursuant to Section 5(b) is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such earnings and profits, Tax Attributes, Tax basis, overall foreign loss or other consolidated, combined or unitary attribute was allocated pursuant to this Section 5, as determined by Comcast in good faith.

Section 6. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a Tax Refund with respect to any member of the Versant Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the Versant Group pursuant to Section 4.

(b) Comcast Discretion. Versant hereby agrees that Comcast shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any claim for a Tax Refund or adjustment of Taxes with respect to any Combined Tax Return in order to claim in any Pre-Distribution Period any Versant Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Combined Tax Return, any Versant Carried Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Versant Carried Item, in each case, to the extent such election or filing does not result in any increase in Tax allocated to a member of the Versant Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Versant pursuant to Section 3(c)). Subject to Section 6(c), Versant shall submit a written request to Comcast in order to seek Comcast’s consent with respect to any of the actions described in this Section 6(b).

(c) Versant Carrybacks to Combined Tax Returns.

(i) Subject to Section 6(b), unless Comcast otherwise consents in writing, each member of the Versant Group shall elect, to the extent permitted by Applicable Tax Law, to forgo the right to carry back any Versant Carried Item from a Post-Distribution Period to a Combined Tax Return.

(ii) If a member of the Versant Group determines that it is required by Applicable Tax Law to carry back any Versant Carried Item to a Combined Tax Return, it shall notify Comcast in writing of such determination at least 90 days prior to filing the Tax Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Refund and the amount thereof. If Comcast disagrees with such determination, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 23.

(iii) For the avoidance of doubt, if a Versant Carried Item is carried back to a Combined Tax Return for any reason, unless Comcast Group consents otherwise, no member of the Comcast Group shall be required to make any payment to, or otherwise compensate, any member of the Versant Group in respect of such Versant Carried Item, which consent may be subject to such conditions as Comcast Group determines in its good faith discretion (including, for example, Versant bearing all associated costs and expenses and retaining an accounting firm that is acceptable to Comcast Group in connection therewith).

(d) Other Carryforwards or Backs of Tax Attributes. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and is carried forward or back to a Versant Separate Tax Return, any Tax Refund arising from such carryforward or back shall be retained by the Versant Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5 and is carried forward or back to a Combined Tax Return or a Comcast Separate Tax Return, any Tax Refund arising from such carryforward or carryback shall be retained by the Comcast Group.

Section 7. Deductions and Reporting for Certain Awards.

(a) Deductions. To the extent permitted by Applicable Tax Law, Income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Comcast Compensatory Equity Interests or Versant Compensatory Equity Interests shall be claimed by the Relevant Group; provided, however, that in the case of (i) the exercise or settlement of an Adjusted Comcast Option held by a SpinCo Participant (each as defined in the Employee Matters Agreement) that is vested as of immediately prior to the Distribution or (ii) the exercise, vesting or settlement of an Excluded RSU (as defined in the Employee Matters Agreement) (whether vested or unvested as of immediately prior to the Distribution), such deduction shall be claimed by the Comcast Group. In the event that such deduction taken by the Comcast Group is disallowed, in whole or in part, pursuant to a Final Determination, such disallowed portion shall be claimed by the Versant Group on an amended Tax Return. Comcast shall notify Versant of any deduction with respect to the issuance, exercise, vesting or settlement of a Comcast Compensatory Equity Interest that is required to be taken by Versant pursuant to this Section 7(a).

(b) Compensation Tax Benefit. Comcast shall be entitled to the value of the overall net reduction in actual cash Taxes paid by the Versant Group (determined on a “with and without” basis) (the “Compensation Tax Benefit”) resulting from the utilization by the Versant Group under Applicable Tax Law of a Tax Attribute or a Tax deduction for a Taxable period ending after the Distribution Date attributable to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any Comcast Compensatory Equity Interests (including any such deduction claimed by the Versant Group pursuant to Section 7(a)), or (ii) any liability with respect to compensation required to be paid or satisfied by, or otherwise allocated to, any member of the Comcast Group in accordance with any Distribution Document (and not reimbursed or otherwise ultimately borne by a member of the Versant Group) (a “Compensation Liability”). Comcast shall be entitled to reduce any amount that would otherwise be payable to a member of the Versant Group in respect of a Compensation Liability to reflect the Compensation Tax Benefit that otherwise would result from such Compensation Liability. Any member of the Versant Group that receives a Compensation Tax Benefit shall, promptly following the filing of the Tax Return that reflects such Compensation Tax Benefit, pay to Comcast an amount in cash equal to such benefit (except to the extent Comcast has already been compensated for such benefit pursuant to the immediately precedent sentence). If a Taxing Authority subsequently reduces or disallows the use of a Tax Attribute or a Tax deduction that gave rise to a Compensation Tax Benefit by the Versant Group, Comcast shall return an amount equal to the overall net increase in Tax liability of the Versant Group owing to the Taxing Authority as a result thereof.

(c) Withholding and Reporting. All applicable withholding and reporting responsibilities (including all income, payroll or other Tax reporting related to income to any current or former employee) with respect to the issuance, exercise, vesting or settlement of such Comcast Compensatory Equity Interests or Versant Compensatory Equity Interests shall be the responsibility of the party to which such responsibility has been prescribed by Section 8.04(e) of the Employee Matters Agreement. Comcast and Versant acknowledge and agree that the Parties shall cooperate with each other and with Third Party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

Section 8. Tax Refunds.

(a) Comcast Tax Refunds. Except as provided by Section 8(b), Comcast shall be entitled to all Tax Refunds received by any member of the Comcast Group or any member of the Versant Group, including but not limited to Tax Refunds resulting from the matters set forth on Schedule E. Versant shall not be entitled to any Tax Refunds received by any member of the Comcast Group or the Versant Group, except as set forth in Section 8(b).

(b) Versant Tax Refunds. Versant shall be entitled to any Tax Refunds received by any member of the Comcast Group or any member of the Versant Group after the Distribution Date (i) with respect to any Tax allocated to a member of the Versant Group under this Agreement or (ii) that are set forth on Schedule F.

(c) Tax Refund Recipient. A Company (a “Tax Refund Recipient”) receiving (or realizing) a Tax Refund to which another Company is entitled hereunder shall pay over the amount of such Tax Refund (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Refund or the payment of such Tax Refund and any other reasonable costs associated therewith incurred by the Tax Refund Recipient, including Third Party expenses incurred by the Tax Refund Recipient in connection with the application for or any Tax Proceeding with respect to such Tax Refund) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Refund Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Refund that gave rise to such payment is subsequently disallowed. Notwithstanding anything to the contrary herein, neither Comcast nor Versant (or any of their respective Affiliates) shall be obligated to make a payment otherwise pursuant to this Section 8(c) to the extent making such payment would place Comcast or Versant (or any of their respective Affiliates) in a less favorable net after-Tax position than Comcast or Versant (or any of their respective Affiliates) would have been in if the relevant Tax Refund had not been realized.

Section 9. Certain Representations and Covenants.

(a) Representations.

(i) Comcast, on behalf of itself and all other members of the Comcast Group, hereby represents and warrants that (A) it has examined the Tax Opinion, the Tax Representation Letters and any other materials delivered or deliverable in connection with the issuance of the Tax Opinion and the Tax Representation Letters (collectively, the “Tax Materials”) and (B) except as would not, individually or in the aggregate, affect the Intended Tax Treatment of the Spin-Off Transactions, the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Comcast or any member of the Comcast Group or the Comcast Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete. Comcast, on behalf of itself and all other members of the Comcast Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Comcast or any member of the Comcast Group or the Comcast Business.

(ii) Versant, on behalf of itself and all other members of the Versant Group, hereby represents and warrants that (A) it has examined the Tax Materials and (B) except as would not, individually or in the aggregate, affect the Intended Tax Treatment of the Spin-Off Transactions, the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Versant or any member of the Versant Group or the SpinCo Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete. Versant, on behalf of itself and all other members of the Versant Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Versant or any member of the Versant Group or the SpinCo Business.

(iii) Each of Comcast, on behalf of itself and all other members of the Comcast Group, and Versant, on behalf of itself and all other members of the Versant Group, represents and warrants that it knows of no fact (after due inquiry) that may cause the treatment of any of the Spin-Off Transactions to be other than the Intended Tax Treatment.

(iv) Each of Comcast, on behalf of itself and all other members of the Comcast Group, and Versant, on behalf of itself and all other members of the Versant Group, represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

(v) Versant and each other member of the Versant Group represents and warrants that as of the date hereof and as of the Distribution Date, there is no plan or intention to:

(A) liquidate Versant or to merge, amalgamate, convert (through a Treasury Regulations Section 301.7701-3(c) election or otherwise), or consolidate any member of the Versant Group with any other Person subsequent to the Distribution;

(B) sell, transfer or otherwise dispose of any asset of any member of the Versant Group, except in the ordinary course of business or as set forth on Schedule G;

(C) repurchase stock of Versant other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made in the Tax Materials;

(D) take or fail to take any action in a manner that management of Versant knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Versant Group or the Comcast Group is a party; or

(E) enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire, directly or indirectly, Versant stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(b) Covenants.

(i) Versant shall not, and shall not permit any other member of the Versant Group to, take or fail to take any action that constitutes a Versant Disqualifying Action.

(ii) Versant shall not, and shall not permit any other member of the Versant Group to, take or fail to take any action that is inconsistent with or cause to be untrue any information, covenant or representation set forth in the Tax Materials.

(iii) Versant shall not, and shall not permit any other member of the Versant Group to, take or fail to take any action in a manner that management of Versant knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Versant Group or the Comcast Group is a party.

(iv) During the two-year period following the Distribution Date:

(A) Versant shall (v) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (w) not engage in any transaction that would result in it ceasing to be a company engaged in each Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) cause each other member of the Versant Group whose Active Trade or Business is relied upon for purposes of qualifying the Spin-Off Transactions for the Intended Tax Treatment to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, (y) not engage in any transaction or permit any other member of the Versant Group to engage in any transaction that would result in a member of the Versant Group described in clause (x) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (v) through (y) hereof; and (z) not dispose of or permit a member of the Versant Group to dispose of, directly or indirectly, any interest in (i) a member of the Versant Group described in clause (x) hereof or (ii) any Specified Cable Television Network;

(B) Versant shall not redeem or repurchase any stock of Versant, or rights to acquire stock of Versant, in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations in the Tax Materials;

(C) Versant shall not, and shall not agree to, liquidate (including any action that is a liquidation for U.S. federal income tax purposes), merge, consolidate or amalgamate with any other Person;

(D) Versant shall not, and shall not agree to, liquidate (including any action that is a liquidation for U.S. federal income tax purposes), merge, amalgamate or convert (through a Treasury Regulations Section 301.7701-3(c) election or otherwise) any other member of the Versant Group;

(E) Versant shall not, and shall not permit any other member of the Versant Group to, or to agree to, sell or otherwise issue to any Person, any Equity Interests of Versant or of any other member of the Versant Group; provided, however, that Versant may issue Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(F) Versant shall not, and shall not permit any other member of the Versant Group to, (I) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Versant or any member of the Versant Group, (II) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Versant or any member of the Versant Group or (III) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (I), (II) or (III), individually or in the aggregate, together with any other transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) directly or indirectly stock representing a 15% or greater interest, by vote or value, in Versant (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”); provided further that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (iv) and the interpretation thereof;

(G) if any member of the Versant Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 10% instead of 15% (a “Section 9(b)(iv)(F) Acquisition Transaction”), Versant shall provide Comcast, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(iv)(F) Acquisition Transaction, a written description of such transaction (including the type and amount of Equity Interests of Versant to be issued or sold in such transaction) and a certificate of the board of directors of Versant to the effect that the Section 9(b)(iv)(F) Acquisition Transaction is not a Proposed Acquisition Transaction;

(H) Versant shall not, and shall not permit any other member of the Versant Group to, amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Versant (including, without limitation, through the conversion of one class of Equity Interests of Versant into another class of Equity Interests of Versant); and

(I) Versant shall not take or fail to take, or permit any other member of the Versant Group to take or fail to take, any action which prevents, or could reasonably be expected to result in Tax treatment that is inconsistent with, the Intended Tax Treatment.

(c) Versant Covenants Exceptions. Notwithstanding the provisions of Section 9(b), Versant and the other members of the Versant Group may take any action that would be inconsistent with the covenants contained in Section 9(b), if either: (i) Versant notifies Comcast of its proposal to take such action and Versant and Comcast obtain a ruling from the IRS to the effect that such action will not affect the Intended Tax Treatment, provided that Versant agrees in writing to bear any expenses associated with obtaining such a ruling, and provided further that the Versant Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (ii) Versant notifies Comcast of its proposal to take such action and obtains an unqualified opinion acceptable to Comcast in its sole discretion (A) from a Tax advisor recognized as an expert in federal income Tax matters, (B) on which Comcast may rely and (C) to the effect that such action “will” not affect the Intended Tax Treatment, provided that the Versant Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained such an opinion.

Section 10. Tax Receivables Arrangements.

(a) Section 336(e) Election. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Comcast and Versant agree that, in Comcast’s sole discretion, a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and under any comparable provisions of state, local or non-U.S. law for each member of the Versant Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”) will be made, and, in such case, Comcast and Versant shall take all necessary or helpful actions to facilitate the Section 336(e) Election. It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii), or under any comparable provisions of state, local or non-U.S. law in any other jurisdiction.

(b) Comcast TRA. If any Specified Event results in the imposition of a liability on the part of a member of the Comcast Group for Taxes (including any Taxes attributable to the Section 336(e) Election) that are not allocated to Versant pursuant to Section 3 or Section 11, (i) Comcast shall be entitled to periodic payments from Versant equal to the product of (x) the Tax savings realized by Versant that are attributable to Tax Attributes arising from such Specified Event and (y) a percentage derived by dividing (A)

the Taxes arising from such Specified Event that are not allocated to Versant pursuant to Section 3 or Section 11 by (B) the total Taxes arising from such Specified Event, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax savings in clause (i) shall be determined using a “with and without” methodology (treating any Tax Attribute arising from any Specified Event as the last items claimed for any taxable year, including after the utilization of any carryforwards). Notwithstanding the foregoing, Comcast may, at its sole discretion, waive its right to receive any and all payments pursuant to this Section 10(b).

Section 11. Indemnities.

(a) Versant Indemnity to Comcast. Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(b), Versant and each other member of the Versant Group shall jointly and severally indemnify Comcast and the other members of the Comcast Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Versant pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by Versant or any other member of the Versant Group of any representation, covenant or provision contained in this Agreement (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any breach for which the conditions set forth in Section 9(c) are satisfied); and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) Comcast Indemnity to Versant. Subject to the limitations set forth in Section 11(c), except in the case of any liabilities described in Section 11(a), Comcast and each other member of the Comcast Group shall jointly and severally indemnify Versant and the other members of the Versant Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Comcast pursuant to Section 3;

(ii) any Tax liability and Tax-Related Losses attributable to a breach, after the Distribution Time, by Comcast or any other member of the Comcast Group of any representation, covenant or provision contained in this Agreement; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Cross Indemnity. To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 11(a) and 11(b), responsibility for such Tax or Tax-Related Loss shall be shared by Comcast and Versant according to relative fault.

(d) Discharge of Indemnity. Versant, Comcast and the members of their respective Groups shall discharge their obligations under Section 11(a) or Section 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within thirty (30) Business Days of demand therefor or, to the extent such amount is required to be paid to a Taxing Authority prior to the expiration of such thirty (30) Business Days, at least ten (10) Business Days prior to the date by which the demanding party is required to pay the related Tax liability. Any such demand shall include a statement showing the amount due under Section 11(a) or Section 11(b), as the case may be. Notwithstanding the foregoing, if any member of the Versant Group or any member of the Comcast Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within thirty (30) Business Days of demand therefor shall bear interest as provided in Section 12.

(e) Tax Gross Up. If, notwithstanding the manner in which payments described in Section 11 were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately increased so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Refunds resulting from the payment of such Taxes or such indemnification obligation), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive. For purposes of this Section 11, the amount of any Taxes payable with respect to the receipt of a payment pursuant to this Agreement or the Separation Agreement shall be calculated by assuming that the recipient or the Group of which it is a member, as applicable, (i) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (ii) has no Tax Attributes in any relevant taxable year.

Section 12. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided herein, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate (as published on such Due Date in the Wall Street Journal, Eastern Edition) plus 2%, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, Comcast shall make such payment directly to Versant and Versant to Comcast; provided, however, Comcast has the right to designate, by written notice to Versant, which member of the Comcast Group will make or receive such payment, and vice versa (unless such designation will result in unreimbursed costs for the non-designating party that cannot be mitigated with commercially reasonable efforts); and provided, further, that if Comcast determines, in its sole discretion, that an alternative payment procedure (which may include, without limitation, funding into an escrow account, making payments directly to the relevant ultimate recipient or designating the specific payor and/or payee within the Comcast Group or the Versant Group, as the case may be, but may not include any change to the amount owed) is necessary or helpful to preserve the intended tax treatment of any payment to be made pursuant to this Agreement, the Separation Agreement or any other Distribution Document, Versant shall cooperate in adopting such payment procedure upon notice from Comcast. All indemnification payments shall be treated in the manner described in Section 12(b).

(b) Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by Comcast or any member of the Comcast Group to Versant or any member of the Versant Group, or by Versant or any member of the Versant Group to Comcast or any member of the Comcast Group, pursuant to this Agreement, the Separation Agreement or any other Distribution Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties for all Tax purposes as a distribution by Versant to Comcast, or a capital contribution from Comcast to Versant, as the case may be, or as the payment of an assumed or retained liability, where appropriate; provided, however, that notwithstanding anything to the contrary in this Section 12(b), any payment made pursuant to Section 2.09(c) of the Separation Agreement shall instead be treated as if the Party required to make a payment of received amounts had received such amounts as agent for the other Party; provided further that any payment made pursuant to (i) Section 3.01 of the Transition Services Agreement and (ii) other commercial arrangements, if any, between members of the Comcast Group, on the one hand, and members of the Versant Group, on the other hand, that will continue to be in effect following the Distribution Date shall instead be treated as a payment for services or as required in light of the nature of such commercial arrangements. Comcast and Versant shall, and shall cause their Affiliates to, use commercially reasonable efforts to cooperate and take reasonable actions to minimize any Tax liability in connection with a payment under this Section 12(b). In the event that a Taxing Authority asserts that a Party’s treatment of a payment described in this Section 12(b) should be other than as required herein, such Party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Distribution Document, and this Agreement shall be construed accordingly.

Section 13. Guarantees. Comcast and Versant, as the case may be, each hereby guarantees and agrees to otherwise perform the obligations of each other member of the Comcast Group or the Versant Group, respectively, under this Agreement.

Section 14. Communication and Cooperation.

(a) Consult and Cooperate. Comcast and Versant shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Versant Group (or, in the case of any Tax Return of the Comcast Group, the portion of such return that relates to Taxes for which the Versant Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a Third Party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 15, Comcast and Versant shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. Comcast and Versant shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Versant Group or any member of the Comcast Group, respectively.

(d) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents in accordance with the confidential provisions in the Separation Agreement, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the Comcast Group or Versant Group, respectively, shall be required to provide any member of the Versant Group or Comcast Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Versant, the Versant Group, the SpinCo Business or the SpinCo Assets, or matters for which Versant or Comcast Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Comcast Group or the Versant Group, respectively, be required to provide any member of the Versant Group or Comcast Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege (taking into account Section 4.08 of the Separation Agreement).

(e) Compliance. In the event that Comcast or Versant, respectively, determines that compliance with its obligations under this Section 14 (including the provision of any information to any member of the Versant Group or Comcast Group, respectively) could be commercially detrimental or violate any law or agreement to which Comcast or Versant (or members of their respective Groups) is bound, it shall promptly provide notice to Versant or Comcast, as applicable, and the Parties shall use commercially reasonable efforts to permit compliance with its obligations under this Section 14 in a manner that avoids any such harm or consequence.

Section 15. Audits and Contest.

(a) Notice. Each of Comcast or Versant shall promptly notify the other Party in writing upon the receipt of any notice of Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Versant Group or the Comcast Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that an Indemnified Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) Comcast Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(d), Comcast shall have the right to control all matters relating to Separation Taxes, any Comcast Separate Tax Return and any other Tax Return, or any Tax Proceeding, with respect to any Tax matters of a Combined Group or any member of a Combined Group (as such). Comcast shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Versant under Section 11 hereof, (i) Comcast shall keep Versant informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Versant shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) Versant Assumption of Control; Non-Separation Taxes. If Comcast determines that the resolution of any matter pursuant to a Tax Proceeding described in Section 15(b) (other than a Tax Proceeding relating to Separation Taxes) is reasonably likely to have an adverse effect on the Versant Group with respect to any Post-Distribution Period, Comcast, in its sole discretion, may permit Versant to elect to assume control over disposition of such matter at Versant’s sole cost and expense; provided, however, that if Versant so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Comcast Group for the creation of or any increase in any liability, and any reduction of a Tax asset, of the Comcast Group arising from such matter.

(d) Versant Control. Versant shall have the right to control any Tax Proceeding relating to Versant Separate Tax Returns, provided that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Comcast under Section 11 hereof or a Tax Refund to which Comcast in entitled pursuant to Section 8 hereof, (i) Versant shall keep Comcast informed of all material developments and events relating to any such Tax Proceeding, (ii) at its own cost and expense, Comcast shall have the right to participate in (but not to control) the defense of any such Tax Proceeding, (iii) Versant shall not settle or compromise any such Tax Proceedings described in this proviso without Comcast’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (iv) Versant shall prosecute all elements of such Tax Proceeding, including by making commercially reasonable efforts to minimize any Tax liability and maximize any Tax Refund at issue in such Tax Proceeding, irrespective of the party liable for such liability or entitled to such Tax Refund; and (v) in the event Versant is not complying with its obligations pursuant to Section 15(d)(iv), Comcast shall have the right to assume control of such Tax Proceeding and Versant shall cooperate in all respects to facilitate such assumption of control and the subsequent prosecution of such Tax Proceeding (and, in such event, Versant shall have the rights set forth in this proviso that Comcast had prior to such assumption of control by Comcast, mutatis mutandis).

Section 16. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, email transmission, or mail, to the following addresses:

If to Comcast or the Comcast Group to:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Attn: Executive Vice President, Tax

Email: [***]

with copies to:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Attn: Chief Legal Officer

Email: [***]

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Patrick Sigmon

 William H. Aaronson

Email: [***]

If to Versant or the Versant Group to:

Versant Media Group, Inc.

904 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attn: Jordan Fasbender, General Counsel

Email: [***]

or such other address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 17. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement to the extent the costs and expenses are directly allocable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly allocable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between Comcast and Versant, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This Agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 19. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any and all other rights and remedies at law or in equity, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 20. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth or incorporated by reference herein or in the other Distribution Documents has been made or relied upon by any Party or any member of their Group with respect to the transactions contemplated by the Distribution Documents. This Agreement is an “Ancillary Agreement” as such term is defined in the Separation Agreement and shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement, the Separation Agreement or any other Distribution Document, the terms of this Agreement shall control in all respects.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH OR INCORPORATED BY REFERENCE IN THIS AGREEMENT AND IN THE OTHER DISTRIBUTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER COMCAST NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN

OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF COMCAST OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS (OTHER THAN IN THE TAX MATERIALS), MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE EXCEPT AS EXPRESSLY INCORPORATED BY REFERENCE. SPINCO ACKNOWLEDGES THAT COMCAST HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY COMCAST OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED OR INCORPORATED BY REFERENCE IN THIS AGREEMENT OR IN ANY OF THE OTHER DISTRIBUTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Comcast and Versant, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii) No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 22. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 23. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by Comcast and Versant; provided, however, that, if Comcast and Versant do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisors of recognized national standing with one member chosen by Comcast, one member chosen by Versant, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any Third Party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the Parties to the dispute.

Section 24. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by any electronic format (including “pdf,” “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 14(d) and the indemnification and release provisions of Section 11, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 25. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 26. Authorization. Each of Comcast and Versant hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

Section 27. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 28. Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Proceedings (or portions thereof) under the control of such other Party or its Affiliates in accordance with Section 15.

Section 29. Performance. Each Party shall cause to be performed, and shall guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

Comcast Corporation

By:
Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

Versant Media Group, Inc

By:
Name:
Title:

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]